Filed Pursuant to Rule 424(b)(3)
File Number 333-119428

PROSPECTUS SUPPLEMENT NO. 11

Prospectus Supplement dated September 23, 2005
to Prospectus declared
effective on November 23, 2004
(Registration No. 333-119428)
as supplemented by that Prospectus Supplement No. 1 dated November 23, 2004, that Prospectus Supplement No. 2 dated December 21, 2004,
that Prospectus Supplement No. 3 dated January 3, 2005,
that Prospectus Supplement No. 4 dated January 14, 2005,
that Prospectus Supplement No. 5 dated February 11, 2005,
that Prospectus Supplement No. 6 dated February 14, 2005,
that Prospectus Supplement No. 7 dated March 2, 2005,
that Prospectus Supplement No. 8 dated April 6, 2005,
that Prospectus Supplement No. 9 dated May 16, 2005,
that Prospectus Supplement No. 10 dated September 7, 2005

ALLIANCE PHARMACEUTICAL CORP.

This Prospectus Supplement No. 11 supplements our Prospectus dated November 23, 2004 and the Prospectus Supplement No. 1 dated November 23, 2004, Prospectus Supplement No. 2 dated December 21, 2004, Prospectus Supplement No. 3 dated January 3, 2005, Prospectus Supplement No. 4 dated January 14, 2005, Prospectus Supplement No. 5 dated February 11, 2005, Prospectus Supplement No. 6 dated February 14, 2005, Prospectus Supplement No. 7 dated March 2, 2005, Prospectus Supplement No. 8 dated April 6, 2005, Prospectus Supplement No. 9 dated May 16, 2005, and Prospectus Supplement No. 10 dated September 7, 2005.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 11 together with the Prospectus and each prior Prospectus Supplement referenced above.

This Prospectus Supplement includes the attached Current Report on Form 8-K of Alliance Pharmaceutical Corp. filed on September 23, 2005 with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “ALLP.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is September 23, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 19, 2005

Alliance Pharmaceutical Corp.
(Exact name of registrant as specified in its charter)

New York	0-12950	14-1644018
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4660 La Jolla Village Drive, Suite 825	92122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 410-5200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        Alliance Pharmaceutical Corp. (“Alliance”) entered into a Settlement Agreement and License (the “Settlement Agreement and License”) dated as of September 19, 2005 with GE Healthcare Ltd. (f/k/a Amersham plc, Amersham Health, Inc. and Amersham Health AS) (collectively “Amersham”), Imcor Pharmaceutical Co. (“IMCOR”) and Alliance’s wholly-owned subsidiary, Molecular Biosystems, Inc. (“MBI”). The Settlement Agreement and License resolves the parties claims arising under the case captioned IMCOR Pharmaceutical Co, Alliance Pharmaceutical Corp. and Molecular Biosytems Inc. v. Amersham Health Inc., Amersham Health AS and Amersham plc., Civil Action No. 03-2853 (SRC) filed in the United States District Court, District of New Jersey. Under the terms of the Settlement Agreement and License GE Healthcare made a total payment of $1,200,000. Alliance will receive $200,000 from the settlement. The parties granted each other fully paid-up, irrevocable, royalty-free, non-exclusive cross-licenses, with the right to sublicense, and mutual releases. A copy of the Settlement Agreement and License is attached as Exhibit 10.81.

        In addition, Alliance entered into a Settlement Agreement (“Settlement Agreement”) dated as of September 19, 2005 with IMCOR pursuant to which the parties reached an agreement to (i) terminate each party’s respective ongoing obligations under the Asset Purchase Agreement, (ii) provide for mutual general releases between the parties, and (iii) provide for the parties’ rights to share in the proceeds of future transactions involving the disposition of IMCOR’s Imagent® (perflexane lipid microspheres) asset. A copy of the Settlement Agreement is attached as Exhibit 10.82.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description

10.81	Settlement Agreement and License dated as of September 19, 2005 by and among IMCOR Pharmaceutical Co., GE Healthcare Ltd. (f/k/a Amersham plc, Amersham Health, Inc. and Amersham Health AS), Alliance Pharmaceutical Corp. and Molecular Biosystems, Inc.

10.82	Settlement Agreement dated as of September 19, 2005 by and between IMCOR Pharmaceutical Co. and Alliance Pharmaceutical Corp.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE PHARMACEUTICAL CORP.

Date: September 23, 2005	/s/ Duane J. Roth
Duane J. Roth, Chief Executive Officer

SETTLEMENT AND LICENSE AGREEMENT

        This Settlement and License Agreement (“Agreement”) is effective and entered into as of September 19, 2005 (the “Effective Date”), by and between GE Healthcare Ltd. f/k/a Amersham plc, Amersham Health, Inc., and Amersham Health AS, (collectively “Amersham”), IMCOR Pharmaceutical Co. f/k/a Photogen Technologies, Inc. (“IMCOR”), Alliance Pharmaceutical Corp. (“Alliance”), and Molecular Biosystems, Inc. (“MBI”), (Amersham, IMCOR, Alliance, and MBI, collectively “the Parties”).

        WHEREAS, Amersham possesses intellectual property relating to the formulation, method of preparing or use of ultrasound contrast products;

        WHEREAS, until 2003 Alliance possessed intellectual property relating to the formulation, method of preparing or use of ultrasound contrast products;

        WHEREAS, on June 18, 2003, Alliance and IMCOR entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) pursuant to which Alliance sold, conveyed, transferred, assigned and delivered to IMCOR all of Alliance’s right, title and interest in and to all of Alliance’s tangible and intangible assets for all imaging modalities, including (without limitation) (i) all rights related to the Imagent product, (ii) all patents and other intellectual property related to such assets, (iii) all claims and causes of action (whether or not then asserted) related to such products, patents or intellectual property, and (iv) all claims and causes of action arising or related to Alliance’s business of designing, developing, manufacturing, marketing, selling, licensing, supporting and maintaining imaging modalities in connection with Alliance’s imaging and diagnostic imaging business;

        WHEREAS, the Asset Purchase Agreement granted Alliance certain rights with respect to the Imagent business and related intellectual property after the closing of such sale under the conditions, circumstances and terms specified in the Asset Purchase Agreement;

        WHEREAS, IMCOR currently possesses intellectual property relating to the formulation, method of preparing or use of ultrasound contrast products;

        WHEREAS, there is pending in the United States District Court for the District of New Jersey a litigation captioned IMCOR Pharmaceutical Co. and Alliance Pharmaceutical Corp. v. Amersham Health Inc., Amersham Health AS, and Amersham plc. v. Molecular Biosystems Inc., Civil Action No. 03-2853 (SRC), (the “Action”), and;

        WHEREAS, the Parties desire to settle the Action and all existing and potential intellectual property disputes relating to certain products.

        NOW, THEREFORE, in consideration of the foregoing and the covenants, acknowledgements and representations contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS

    1.1.        Definitions. For purposes of this Agreement, the terms defined here shall have the meanings specified below. These terms are intended to encompass both singular and plural forms.

1.1.1.	“Affiliate” shall mean an entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with a Party. Without limiting the generality of the foregoing, “control” shall mean the ownership, directly or indirectly, of fifty percent (50%) or more of the issued share capital or shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other entity or the legal power to direct or cause the direction of the general management and policies of the entity in question.

1.1.2.	“Amersham Licensed Patents” shall mean Licensed Patents that are owned, obtained, acquired, purchased by or licensed to with a right to sublicense, or in any way under the control or disposal of Amersham, including, but not limited to, all patents asserted by Amersham in the Action, including United States Patent Nos. 5,558,856, 5,558,857, 5,567,412, 5,567,413, 5,569,449, 5,614,169, 5,618,514, 5,637,289,, 5,648,062, 5,670,135, 5,817,291, 5,827,502, 6,106,806, 6,153,172, and 6,544,496.

1.1.3.	“Field” shall mean ultrasound diagnostic imaging in humans and animals.

1.1.4.	“Imagent” shall mean the ultrasound contrast product that is the subject of NDA 21-191 together with such modification thereto as may be made in connection with such application.

1.1.5.	“IMCOR/Alliance Licensed Patents” shall mean Licensed Patents that are owned, obtained, acquired, purchased by or licensed to, with a right to sublicense, or in any way under the control or disposal of IMCOR and/or Alliance, including but not limited to all patents asserted by IMCOR and/or Alliance in the Action including United Sates Patent Nos. 5,540,909, 5,733,527, 6,019,960, 6,056,943, 6,280,704, 6,285,339, 6,287,539, and 6,706,253.

1.1.6.	“Licensed Patents” shall mean all present patents and patent applications worldwide, which are issued or pending as of the Effective Date, together with all future patents and patent applications that claim priority (directly or indirectly through other applications) to any patent or patent application pending as of or before the Effective Date.

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1.1.7.	“Optison” shall mean the ultrasound contrast product that is the subject of NDA 20-899 together with such modification thereto as may be made in connection with such application.

1.1.8.	“Party” shall mean Amersham, Alliance, IMCOR, and/or MBI.

1.1.9.	“Sonazoid” shall mean any phospholipid-containing ultrasound contrast products that include gaseous C4F10, whether or not combined or modified with any other ingredients, elements or materials.

1.1.10.	“Territory” shall mean the entire world.

1.1.11.	“Third Party” shall mean any entity other than Alliance, Amersham, IMCOR, MBI or their Affiliates.

ARTICLE II. WORLDWIDE GRANT OF INTELLECTUAL PROPERTY RIGHTS

    2.1.        IMCOR hereby grants Amersham and its Affiliates a fully paid-up, irrevocable royalty-free, nonexclusive license, with the right to sublicense, under the IMCOR/Alliance Licensed Patents to develop, make, have made, use, sell, offer to sell, import, or export Optison and/or Sonazoid in the Field in the Territory.

    2.2.        Alliance hereby grants Amersham and its Affiliates a fully paid-up, irrevocable royalty-free, nonexclusive license, with the right to sublicense, under the IMCOR/Alliance Licensed Patents to develop, make, have made, use, sell, offer to sell, import, or export Optison and/or Sonazoid in the Field in the Territory.

    2.3.        Amersham hereby grants IMCOR and its Affiliates a fully paid-up, irrevocable royalty-free, nonexclusive license, with the right to sublicense, under the Amersham Licensed Patents to develop, make, have made, use, sell, offer to sell, import, or export Imagent in the Field in the Territory.

    2.4.        The rights granted hereunder shall extend to IMCOR’s and Amersham’s respective distributors, manufacturers, sales agents, exporters, and importers with respect to activities authorized by and for the benefit of such Party or its Affiliates and related to the manufacture, sale, distribution, exportation or importation of Imagent, Optison or Sonazoid (as applicable) for or under the direction of the applicable Party or its Affiliates. The Parties acknowledge that nothing in this Agreement shall be construed to convey any title or ownership rights to the Licensed Patents. With the exception of the licenses explicitly granted in paragraphs 2.1 through 2.3, no license, release or other right, title or interest is granted by implication, estoppel or otherwise.

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ARTICLE III. SETTLEMENT OF INTELLECTUAL PROPERTY DISPUTES

    3.1.        It is the intention of the Parties to settle current and potential intellectual property disputes pertaining to the Licensed Patents therefore the Parties have voluntarily entered into this Agreement. In that connection, the Parties shall:

3.1.1.	promptly cause their respective claims in the Action to be dismissed with prejudice by directing their respective counsel to execute and file a Stipulation of Dismissal with prejudice and without costs in the form annexed as Exhibit A; and

3.1.2.	withdraw, to the maximum extent allowed by the law in each specific case, all current oppositions brought within or outside the United States against any Licensed Patent with claims which embrace Imagent, Optison, and/or Sonazoid in the Field;

    3.2.        Amersham hereby releases IMCOR, its current Affiliates, and their respective current and former officers, directors, employees, agents, and attorneys from all claims, allegations, damages, obligations, liabilities or expenses of any kind or nature that it may have against any of them. This releases all claims and obligations resulting from anything which has happened up to now, including claims of which Amersham is not aware, and specifically including without limitation all claims that were or could have been asserted in the Action, including but not limited to all claims of breach of contract, breach of duties of good faith and fair dealing, unfair competition, fraud, conversion, unjust enrichment, misappropriation of trade secrets, tortious interference with contract, antitrust violations, bad faith enforcement and sham litigation, and infringement of Amersham Licensed Patents on account of the manufacture, use, sale, offer for sale, and importation of Imagent up to and including the Effective Date.

    3.3.        Amersham hereby releases Alliance, its current Affiliates, and their respective current and former officers, directors, employees, agents, and attorneys from all claims, allegations, damages, obligations, liabilities or expenses of any kind or nature that it may have against any of them. This releases all claims and obligations resulting from anything which has happened up to now, including claims of which Amersham is not aware, and specifically including without limitation all claims that were or could have been asserted in the Action, including but not limited to all claims of breach of contract, breach of duties of good faith and fair dealing, unfair competition, fraud, conversion, unjust enrichment, misappropriation of trade secrets, tortious interference with contract, antitrust violations, bad faith enforcement and sham litigation, and infringement of Amersham Licensed Patents on account of the manufacture, use, sale, offer for sale, and importation of Imagent up to and including the Effective Date.

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    3.4.        IMCOR hereby releases Amersham, its current Affiliates, and their respective current and former officers, directors, employees, agents, and attorneys from all claims, allegations, damages, obligations, liabilities or expenses of any kind or nature that it may have against any of them. This releases all claims and obligations resulting from anything which has happened up to now, including claims of which IMCOR is not aware, and specifically including without limitation all claims that were or could have been asserted in the Action, including but not limited to all claims of breach of contract, breach of duties of good faith and fair dealing, unfair competition, fraud, conversion, unjust enrichment, misappropriation of trade secrets, tortious interference with contract, antitrust violations, bad faith enforcement and sham litigation, and infringement of IMCOR/Alliance Licensed Patents on account of the manufacture, use, sale, offer for sale, and importation of Optison and/or Sonazoid up to and including the Effective Date.

    3.5.        Alliance hereby releases Amersham, its current Affiliates, and their respective current and former officers, directors, employees, agents, and attorneys from all claims, allegations, damages, obligations, liabilities or expenses of any kind or nature that it may have against any of them. This releases all claims and obligations resulting from anything which has happened up to now, including claims of which Alliance is not aware, and specifically including without limitation all claims that were or could have been asserted in the Action, including but not limited to all claims of breach of contract, breach of duties of good faith and fair dealing, unfair competition, fraud, conversion, unjust enrichment, misappropriation of trade secrets, tortious interference with contract, antitrust violations, bad faith enforcement and sham litigation, and infringement of IMCOR/Alliance Licensed Patents on account of the manufacture, use, sale, offer for sale, and importation of Optison and/or Sonazoid up to and including the Effective Date.

    3.6.        Alliance and IMCOR hereby release Amersham, Hafslund Nycomed ASA, and all successors of Hafslund Nycomed ASA and their respective current Affiliates, and their respective current and former officers, directors, employees, agents, and attorneys from any claims related to that certain agreement dated February 9, 1995, between Hafslund Nycomed and Alliance entitled “Non-Disclosure and Non-Use Agreement.”

    3.7.        Amersham releases MBI and its respective current and former officers, directors, employees, agents, and attorneys from all claims that were or could have been asserted in the Action including but not limited to claims of breach of contract, and breach of duties of good faith and fair dealing.

    3.8.        MBI releases Amersham, its current Affiliates, and their respective current and former officers, directors, employees, agents, and attorneys from all claims of any kind or nature that it may have against them. This releases all claims and obligations resulting from anything which has happened up to now, including claims of which MBI is not aware, and specifically including without limitation all claims that were or could have been asserted in the Action.

    3.9.        For avoidance of doubt, none of the releases above shall be construed in any way to limit the ongoing responsibilities and obligations of any Party under that certain Settlement Agreement dated May 5, 2000, between Amersham Health AS f/k/a Nycomed Imaging AS, Amersham Health Inc., f/k/a Nycomed Inc., Mallinckrodt Medical Inc., Sonus Pharmaceuticals, Inc. and Molecular Biosystems, Inc (“The May 5, 2000 Settlement Agreement”).

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    3.10.        For avoidance of doubt, none of the releases above shall be construed in any way to limit the ongoing responsibilities and obligations of any Party under the Optison Product Rights Agreement dated April 9, 2000 between Mallinckrodt Inc. and MBI, including all amendments thereto (“OPRA”).

    3.11.        None of the releases above shall be construed in any way as being a release of any indebtedness to any General Electric Affiliate under any loan agreement, security interest, agreement of indebtedness, security interest, or other agreement for the loan of money or extension of credit.

    3.12.        To the extent that it may apply to Agreement, the parties waive any and all rights under California Civil Code § 1542 (as well as any similar statute or law in any other jurisdiction), which section has been duly explained to each of the parties by their respective counsel, and which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

ARTICLE IV. FEES, PAYMENTS, WARRANTIES, INDEMNIFICATION

    4.1.        Amersham shall make a one-time payment of $1,200,000 within five business days after execution of this Agreement. Said payment shall be by wire transfer of same day federal funds. Amersham shall make the $1,200,000 payment to the following accounts in the following amounts:

4.1.1.	The sum of $1,000,000 to IMCOR

Bank Name: Bank One Bank Address: 120 South LaSalle Street, Chicago, IL 60603-3400 Name on Account: Grippo & Elden LLC Client Funds Account ABA Routing #071000013 Account No. 18042465

Contact: Linda Williams Contact Phone: (312) 661-5281

4.1.2.	The sum of $200,000 to Alliance

Beneficiary Name: Alliance Pharmaceutical Corp.
Beneficiary Account number: 4721-117554
Beneficiary Bank Routing number: 121000248
Beneficiary Bank:  Wells Fargo Bank
                                 401 B Street, Suite 2201
                                 San Diego, CA 92101
Contact:  Zena S. Grant
                 Assistant Vice President
                 Relationship Manager
                 Wells Fargo
                 San Diego Regional
                 Commercial Banking Group
                 (619) 699-3091 Direct
(619) 699-3020 Fax

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    4.2.        Other than as set forth in paragraph 4.1 no Party shall have any obligation to make any payments to the other Party pursuant to this Agreement. Each Party shall bear its own costs and expenses, including, without limitation, its attorneys fees, relating to any action to be taken or having been taken in respect to this Agreement.

    4.3.        Each Party makes the following warranties and representations to the other Party:

4.3.1.	each Party is a corporation duly organized and validly existing and in good standing under the laws of the state or country in which it is organized and has all requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby and to require its Affiliates to abide by its terms and conditions;

4.3.2.	all requisite corporate action on the part of each Party has been completed for the authorization of the execution and delivery of this Agreement and the performance of the transaction contemplated hereunder;

4.3.3.	this Agreement is, and such other transactions will be, valid and binding obligations of each Party enforceable in accordance with their respective terms; and

4.3.4.	the execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby do not and will not violate the provisions of any Party’s certificate of incorporation or bylaws or similar type documents or the provisions of any note, indenture, lease, license permit or other instrument or obligation or violate any law, order, rule or regulation applicable to it.

ARTICLE V. DURATION

    5.1.        The term of the licenses granted by IMCOR and Alliance shall be until the last to expire of the IMCOR/Alliance Licensed Patents.

    5.2.        The term of the license granted by Amersham shall be until the last to expire of the Amersham Licensed Patents.

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ARTICLE VI. CONFIDENTIALITY

    6.1.        No Party shall disclose the contents of this Agreement to any other person or entity and each Party shall retain in confidence the terms and conditions of this Agreement, except as necessary to comply with law or the valid order of a court or agency of competent jurisdiction of a state or federal authority; or to the extent necessary in any action, suit or proceeding to enforce this Agreement; or to their respective Affiliates, banks, auditors, accountants, lawyers, and any other representative of a Party who has a good faith need to know, provided that any such person or entity to whom disclosure is made must be advised of the confidentiality of the information disclosed and agree to keep such information confidential.

    6.2.        No public statements of any kind pertaining to this Agreement may be made except as required by law, such as that enforced by the Securities Exchange Commission of the United States of America, unless the parties otherwise mutually agree in writing. IMCOR may include a copy of this Agreement with its filings with the Securities and Exchange Commission.

ARTICLE VII. MISCELLANEOUS

    7.1.        Notice: All notices or communications required pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, international overnight courier, confirmed facsimile transmission, or registered or certified mail (return receipt requested, postage prepaid) to the following addresses or facsimile numbers:

For Amersham:	GE Healthcare Ltd. 101 Carnegie Center Princeton, New Jersey 08540-999 Attn: General Counsel

For Imcor:	IMCOR Pharmaceutical Co. 4660 La Jolla Village Drive, Suite 450 San Diego, CA 92122 Attn.: Jack De Franco, Chief Operating Officer

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with copies to:	Matthew I. Hafter Grippo & Elden LLC 111 South Wacker Drive, Suite 5100 Chicago, IL 60606

For Alliance:	Alliance Pharmaceutical Corp. 4660 La Jolla Village Drive, Suite 825 San Diego, CA 92122 Facsimile No.: (858) 410-5343 Telephone No.: (858) 410-5200 Attention: Duane Roth, Chief Executive Officer

For MBI:	Molecular Biosystems, Inc.
4660 La Jolla Village Drive, Suite 825
San Diego, California 92122
Facsimile No.: (858) 410-5343
Telephone No.: (858) 410-5200
Attention: Duane Roth, President & Chief Executive Officer

    7.2.        Choice of Law and Forum: The Parties agree that this Agreement shall be governed by the laws of the State of New Jersey without reference to its conflict of laws principles. Any legal action or proceeding arising out of or in connection with this Agreement shall be brought only in the courts of the State of New Jersey or in the United States District Court for the District of New Jersey, and each Party hereby accepts the exclusive jurisdiction of such courts for any such matter.

    7.3.        Entire Agreement: This Agreement, including all Exhibits attached hereto and all documents delivered concurrently herewith, set forth all the licenses, covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto and supersede all prior agreements and understandings between the Parties relating to the subject matter hereof. Notwithstanding the previous sentence, this Agreement does not revoke or supersede The May 5, 2000 Settlement Agreement, OPRA, or any protective order entered in the Action, all of which shall survive the execution of this Agreement. This Agreement, including, without limitation, the Exhibits attached hereto, is intended to define the full extent of the legally enforceable undertakings of the Parties hereto.

    7.4.        Severability: In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith to modify the Agreement to preserve their original intent.

    7.5.        Amendment and Waiver: This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by all Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

    7.6.        Headings: The sections and paragraphs headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections or paragraphs.

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    7.7.        Counterparts: This Agreement may be signed in counterpart, each of which shall be deemed to be an original. Signatures shall be provided by facsimile transmission, with original signatures following by mail.

    7.8.        Assignment: Neither this Agreement nor the licenses granted herein may be assigned to any Third Party, except a Party may assign this Agreement to a successor by merger, acquisition, or corporate reorganization, and/or in connection with the sale or other disposition by license, joint venture or otherwise of the entire business unit or product(s) to which this Agreement pertains. No Party shall assign, by operation of law or otherwise, any Licensed Patents to a Third Party without such Third Party agreeing to be bound in writing by the licenses granted hereunder.

    7.9.        Subsequent Acquisitions: If, after the Effective Date, a Party or its Affiliate either acquires an entity or acquires substantially all of the assets from an entity, and said entity is, immediately prior to the date of acquisition, licensed by the other party (“Licensor”) under one or more Licensed Patents through an existing agreement pursuant to which royalties or other payments are made by said entity to Licensor, then the license and other rights granted herein to the Acquiring Party with respect to said Licensed Patents shall apply to products manufactured by said entity or through the use of said assets, provided that such royalties or other payments shall continue to be made by the Acquiring Party or said entity to the Licensor with respect to such products notwithstanding that the Acquiring Party may have been licensed for the same products before the acquisition.

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        IN WITNESS WHEREOF, the undersigned Parties have duly executed and delivered this Agreement as of the date first written above.

GE Healthcare Ltd.	Amersham Health AS
By: /s/ Jeffrey J. Freedman	By: /s/ Ase Aulie Michalet
Name: Jeffrey J. Freedman	Name: Ase Aulie Michalet
Title: Attorney-in-fact	Title: President
Date: 9/20/05	Date: 9/21/05
Amersham Health Inc.	IMCOR Pharmaceutical Co.
By: /s/ Daniel L. Peters	By: /s/ Brian M. Gallagher
Name: Daniel L. Peters	Name: Brian M. Gallagher
Title: President	Title: Chairman of the Board
Date: 9/20/05	Date: 9/19/05
Alliance Pharmaceutical Corp.	Molecular Biosystems, Inc.
By: /s/ Duane J. Roth	By: /s/ Duane J. Roth
Name: Duane J. Roth	Name: Duane J. Roth
Title: Chairman & CEO	Title: Manager
Date: 9/19/05	Date: 9/19/05

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EXHIBIT A

UNITED STATES DISTRICT COURT
DISTRICT OF NEW JERSEY

IMCOR PHARMACEUTICAL CO. and
ALLIANCE PHARMACEUTICAL CORPORATION,
Plaintiffs/Counterclaim-Defendants,
Civil Action No. 03-2853 (SRC)
v.
Honorable Stanley R. Chesler
AMERSHAM HEALTH INC., AMERSHAM HEALTH AS, and
AMERSHAM plc,	Magistrate Judge Tonianne Bongiovanni
Defendants/Counterclaim-Plaintiffs,
v.
MOLECULAR BIOSYSTEMS, INC.,
Counter-Claim Defendant

STIPULATION OF DISMISSAL WITH PREJUDICE

        This matter having been amicably adjusted by and between the parties, it is hereby stipulated and agreed that the above-captioned action, and all claims and counterclaims asserted herein, shall be and hereby are dismissed with prejudice and without costs.

KENYON & KENYON	NORTON & DIEHL LLC
1 Broadway	77 Brant Avenue, Suite 110
New York, NY 10004-1007	Clark, New Jersey 07066
By:____________________	By:____________________
DATED: September , 2005	DATED: September , 2005
SO ORDERED this day of September, 2005
___________________________________
STANLEY R. CHESLER, U.S.D.J

SETTLEMENT AGREEMENT

        This Settlement Agreement (the “Agreement”) is made and entered into as of September 19, 2005 (the “Effective Date”), by and between Alliance Pharmaceutical Corp. (the “Alliance”) and Imcor Pharmaceutical Co. (formerly Photogen Technologies, Inc.) (“Imcor”). Alliance and Imcor may be referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

    A.            On June 10, 2003, Alliance and Imcor entered into an Asset Purchase Agreement pursuant to which, among other things, Alliance assigned and sold to Imcor certain assets related to Alliance’s imaging and diagnostic imaging business (the “Imagent Assets”), and Imcor assumed certain liabilities related to such Imagent Assets (the “Asset Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them under the Asset Purchase Agreement.

    B.            Alliance and Imcor are co-plaintiffs in that certain litigation referred to as Imcor Pharmaceutical Co. and Alliance Pharmaceutical Corp. v. Amersham Health Inc. (“Amersham”), Civil Action No. 03 CV 2853 currently pending in the United States District Court for the District of New Jersey (the “Amersham Litigation”).

    C.            Certain disputes have now arisen between the Parties as to their respective rights and obligations under the Asset Purchase Agreement and with respect to the Amersham Litigation.

    D.            The Board of Directors of Alliance and the Board of Directors of Imcor have each determined that it is in the best interests of their respective stockholders and creditors to settle the dispute in accordance with the terms and conditions set forth in this Agreement.

    E.            In entering into this Agreement, neither Party concedes the sufficiency or validity of any claims, counterclaims, or defenses that have been asserted or could be asserted by either of them.

AGREEMENT

        In consideration of the foregoing recitals (which are incorporated herein by this reference) and the covenants and conditions set forth below, the Parties hereby agree as follows.

    1.           Settlement. The Parties intend for this Agreement and the related transactions to constitute a full and final resolution and settlement of the disputes that have arisen between Alliance and Imcor arising from, or otherwise related to, the Asset Purchase Agreement and/or the Amersham Litigation. Further, this Agreement is being entered into for settlement purposes pursuant to California Evidence Code §1152, Federal Rule of Evidence 408 and any similar statute or rule in any applicable jurisdiction.

    2.           Termination of Continuing Obligations Under the Asset Purchase Agreement. As of the Effective Date and subject to the terms of this Agreement, the Parties hereby agree that the continuing rights and obligations of each Party under the Asset Purchase Agreement are hereby terminated and shall be of no further force or effect. Such continuing rights and obligations include, but are not limited to, Section 1.2(g) (Equity Conversion), Section 1.3 (Earnout), including, without limitation, Alliance’s release of any and all rights and obligations set forth in subsection (g) thereof pursuant to which Imcor shall re-license to Alliance the Imagent Assets in the event Imcor’s Board of Directors determines that it is not in Imcor’s best interests to allocate its efforts and resources towards the promotion of the Imagent Assets and the Imagent Products (the “Alliance Imagent License Rights”), Article VII (Survival of Representations and Warranties; Indemnification) and any royalty rights either Party may be entitled to under the Asset Purchase Agreement (collectively, the “Continuing Obligations”).

    3.           Economic Arrangements.

        3.1        Amersham Litigation. With respect to the Amersham Litigation, the Parties agree to enter into a settlement agreement with Amersham upon substantially the same terms most recently proposed by Amersham, including, without limitation, a cash payment of $1,200,000. The Amersham settlement agreement shall specify that Amersham will pay $1,000,000 of such amount directly to Imcor in satisfaction of Imcor’s claims in the Amersham Litigation and that Amersham will pay $200,000 directly to Alliance in satisfaction of any and all of Alliance’s claims in the Amersham Litigation under the Asset Purchase Agreement.

        3.2        Sale of Imagent Assets.

            (a)            Imcor shall use commercially reasonable efforts to promptly seek to sell, license, enter into a joint venture relationship or enter into another strategic transaction involving the disposition of the remainder of the Imagent Assets to a third-party in its sole discretion and subject to shareholder and other required approvals (an “Imagent Transaction”), but will confer with Alliance with respect to the terms and targets for potential joint venture, license or other strategic relationships, as well as the method of offering the Imagent Assets for sale and potential buyers. The reasonable third-party fees and expenses directly related to an Imagent Transaction shall be shared between the Parties in proportion to the amounts received by each Party as a result of such Imagent Transaction as set forth in subsection (b) below. The definitive agreement entered into with any third-party relating to an Imagent Transaction shall provide that any and all proceeds that Alliance is entitled to from the Imagent Transaction as provided for in subsection (b) below shall be remitted by the buyer thereof directly to Alliance. The Parties hereby acknowledge and agree that Alliance’s right to receive payments directly from the buyer in an Imagent Transaction pursuant to this Section 3.2, and any payments made directly to Alliance by any such buyer are solely the right and property of Alliance. Imcor shall have no interest whatsoever in payments made (or to be made) directly to Alliance nor in Alliance’s right to receive such payments. In the event a buyer erroneously delivers to Imcor any funds belonging to Alliance, Imcor shall hold such funds in a segregated bank account in trust solely for the benefit of Alliance which it shall forthwith deliver to Alliance. If Imcor files a voluntary bankruptcy petition, or has an involuntary bankruptcy petition filed against it, or becomes subject to an assignment for the benefit of creditors, creditors’ trust, or related proceeding, Alliance’s right to receive payments from any Imagent Transaction buyer, or any such funds held in trust by Imcor, shall not become property of Imcor or Imcor’s bankruptcy estate as the right of Alliance to receive payments herewith is its sole and separate right, is not a right of Imcor, and is not property of Imcor’s bankruptcy estate within the meaning of 11 U.S.C. 541(a), and Alliance’s right to recover such payments shall not be subject to the automatic stay imposed under 11 U.S.C. § 362 in any bankruptcy case filed by or against Imcor. Should a bankruptcy petition be filed by or against Imcor, or should Imcor become subject to an assignment for the benefit of creditors, creditors’ trust, or similar proceeding, Alliance will continue to have its independent right to pursue, recover and receive any payments directly from a buyer due it under this Section 3.2 since, and any funds held in trust by Imcor for the benefit of Alliance, it being acknowledged that Imcor has no property interest, or any interest whatsoever, in payments to be made directly to Alliance (or held in trust by Imcor for the benefit of Alliance), and such payments and funds shall not become property of Imcor’s bankruptcy estate.

            (b)            The proceeds from an Imagent Transaction shall be allocated between the Parties as follows:

                (i)            The first $1,450,000 in proceeds from an Imagent Transaction shall be divided on a dollar-for-dollar basis as follows: ninety percent (90%) to Imcor and ten percent (10%) to Alliance until such time as Alliance has been paid $100,000;

                (ii)            The proceeds from an Imagent Transaction from $1,450,001 to $5,000,000 shall be divided on a dollar-for-dollar basis as follows: seventy percent (70%) to Imcor and thirty percent (30%) to Alliance; and

                (iii)            The proceeds from an Imagent Transaction above $5,000,000 shall be divided on a dollar-for-dollar basis as follows: sixty-six and seven-tenths of a percent (66.7%) to Imcor and thirty-three and three-tenths of a percent (33.3%) to Alliance.

        3.3        Schering and Transaction Liability. To the extent that an Imagent Transaction results in any liability to Schering Aktiengesellschaft (“Schering”) under the terms of that certain License Agreement originally dated as of September 23, 1997, as amended and restated as of February 22, 2002, by and between Alliance and Schering, as assigned to and assumed by Imcor, or any transaction fees and expenses, such amount payable by each Party shall be determined based upon the ratios set forth as follows:

                (i)            Any liability to Schering or for transaction fees or expenses related to the first $1,450,000 in proceeds from an Imagent Transaction shall be divided on a dollar-for-dollar basis and promptly paid as follows: ninety percent (90%) by Imcor and ten percent (10%) by Alliance until such time as Alliance has paid $100,000;

                (ii)            Any liability to Schering or for transaction fees or expenses related to an Imagent Transaction with proceeds from $1,450,001 to $5,000,000 shall be divided on a dollar-for-dollar basis and paid as follows: seventy percent (70%) by Imcor and thirty percent (30%) by Alliance; and

                (iii)            Any liability to Schering or for transaction fees or expenses related to an Imagent Transaction with proceeds above $5,000,000 shall be divided on a dollar-for-dollar basis and paid as follows: sixty-six and seven-tenths of a percent (66.7%) by Imcor and thirty-three and three-tenths of a percent (33.3%) by Alliance.

    4.           Imcor Release. Except as expressly set forth in this Agreement for and in consideration of the mutual covenants set forth herein, which are hereby excluded from and survive this general release, Imcor, on its own behalf and on behalf of its grantees, agents, representatives, assignees, assignors, attorneys or any other entity in which Imcor has a controlling interest (collectively, the “Imcor Releasors”), hereby releases and forever discharges by this Agreement Alliance, and each of its past and present agents, employees, representatives, officers, directors, stockholders, attorneys, accountants, insurers, receivers, advisors, consultants, partners, partnerships, parents, divisions, subsidiaries, affiliates, assigns, successors, heirs, predecessors in interest, joint ventures, and commonly-controlled corporations (collectively, the “Alliance Releasees”) from and against any and all liabilities, causes of action, charges, complaints, suits, claims, obligations, costs, losses, damages, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever, whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, liquidated or unliquidated, including, but not limited to, those arising from or otherwise related to: (i) the Asset Purchase Agreement or any document related thereto and any of the Continuing Obligations of the Parties thereunder, (ii) the Amersham Litigation, (iii) any act or omission occurring prior to the Effective Date by any Alliance Releasee, (iv) the use and occupancy of the premises located at 6175 Lusk Boulevard, San Diego, CA 92121 (the “Premises”), and (v) the use of the other Party’s personnel, including in each case those arising under any theory of law, whether common, constitutional, statutory or other or of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which any Imcor Releasor had or may claim to have against any of them (collectively referred to as the “Imcor Released Claims”); provided, however, that the foregoing shall not release or impair any claims to enforce the provisions of this Agreement.

    5.           Alliance Release. Except as expressly set forth in this Agreement, for and in consideration of the mutual covenants set forth herein, which are hereby excluded from and survive this general release, Alliance on its own behalf, and on behalf of its grantees, agents, representatives, assignees, assignors, attorneys or any other entity in which the Alliance has a controlling interest (collectively, the “Alliance Releasors”) hereby releases and forever discharges by this Agreement Imcor, and each of its past and present agents, employees, representatives, officers, directors, stockholders, attorneys, accountants, insurers, receivers, advisors, consultants, partners, partnerships, parents, divisions, subsidiaries, affiliates, assigns, successors, heirs, predecessors in interest, joint ventures, and commonly-controlled corporations (collectively, the “Imcor Releasees”) from and against any and all liabilities, causes of action, charges, complaints, suits, claims, obligations, costs, losses, damages, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever, whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, liquidated or unliquidated, including, but not limited to, those arising from or otherwise related to: (i) the Asset Purchase Agreement or any document related thereto and any of the Continuing Obligations of the Parties thereunder, (ii) the Amersham Litigation, (iii) any act or omission occurring prior to the Effective Date by any Imcor Releasee, (iv) the use and occupancy of the Premises, and (v) the use of the other Party’s personnel, including in each case, those arising under any theory of law, whether common, constitutional, statutory or other or of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which any Alliance Releasor had or may claim to have against any of them (collectively referred to as the “Alliance Released Claims”); provided, however, that the foregoing shall not release or impair any claims to enforce the provisions of this Agreement.

    6.           Adequate Consideration. The Parties hereby acknowledge and agree that this Agreement and the covenants provided hereunder constitute full, fair and adequate consideration and compensation for the releases granted in Sections 4 and 5, above. Each party agrees that the fair value of the consideration it is receiving under this Agreement equals or exceeds the fair value of the consideration it is delivering.

    7.           Unknown Claims. Each Party acknowledges that it may hereafter discover facts different from, or in addition to, those which said Party now believes to be true with respect to the release of claims. Each Party agrees that the foregoing release shall be and remain effective in all respects notwithstanding such different or additional facts or discovery thereof, and that this Agreement contemplates the extinguishment of all such claims and causes of action.

    8.           Covenant Not to Sue. Each of the Parties, for itself and for its heirs, successors, agents, assigns and affiliates and any person or entity claiming by, through or under it, further agrees, promises, and covenants that they have not, will not, nor will any person, organization or any other entity acting on their behalf, file, charge, claim, sue, participate in, join or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other) against the other Parties released hereunder, their affiliates and successors and their respective officers, directors, employees, agents, and representatives, past and present, with respect to any Imcor Released Claims or Alliance Released Claims, as the case may be.

    9.           Civil Code Section 1542 Waiver. With respect to the Imcor Released Claims and the Alliance Released Claims, as the case may be, it is further understood and agreed that notwithstanding California Civil Code Section 1542, which presently provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR,”

the release by each Party contained herein extends to all claims of every nature and kind whatsoever, known and unknown.

Each Party hereby waives any and all rights that it may have under Section 1542 as it presently reads or as it shall hereinafter be amended. In connection with this waiver, each Party acknowledges that it is aware that it may hereafter discover claims presently unknown or unsuspected or facts in addition to or different from those it now knows or believes to be true with respect to the Imcor Released Claims or Alliance Released Claims, as the case may be. Nevertheless, it intends through this Agreement to release fully, finally, and forever, in the manner described herein, all Imcor Released Claims or Alliance Released Claims, as the case may be. Accordingly, the releases contained herein shall remain in effect as a full and complete release of the Imcor Released Claims or Alliance Released Claims, as the case may be, in accordance with its terms notwithstanding the discovery or existence of any such additional facts or different claims relating thereto.

    10.           No Admission of Liability. This Agreement is intended to and does compromise disputed claims and shall not be construed as an admission of liability by any Party of any claim made by the other Party.

    11.           Independent Investigation; Voluntary Agreement. Each Party has made such investigation of the facts pertaining to this Agreement, and of all other matters pertaining thereto, as the Party deems necessary.

    12.           Non-Disparagement. The Parties acknowledge that their professional reputations are extremely important in the community at large. As such, neither Party nor its officers at the vice president level or higher will take any actions or make any statements that are disparaging of the other Party (including its current directors, officers, employees, consultants or any parent, subsidiary or successor-in-interest of a Party). Furthermore, the Parties agree that they will not make or publish any statement, written or oral, that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel or slander the other Party or its current officers, directors, employees, consultants or any parent, subsidiary or successor-in-interest of a Party. The Parties hereby acknowledge and agree that this non-disparagement clause is a material term of this Agreement.

    13.           Attorney’s Fees. In the event that either Party brings an action, arbitration or proceeding to enforce, interpret or construe this Agreement (including an alleged violation of the confidentiality provisions of this Agreement), the prevailing Party in such action, arbitration or proceeding shall be entitled to recover its reasonable attorneys’ fees and costs from the other Party.

    14.           Representations and Warranties. The Parties to this Agreement, and each of them, represent and warrant that:

        14.1        Each Party has received independent legal advice from its attorneys with respect to the advisability of making the settlement provided for in this Agreement.

        14.2        Each Party declares that prior to the execution of this Agreement, they apprised themselves of sufficient relevant information, through sources of their own selection, in order that they might intelligently exercise their own judgment in deciding whether to execute it, and in deciding on the contents hereof.

        14.3        No Party (nor any officer, agent, partner, employee, representative, or attorney for any Party), has made any statement or representation to any other Party regarding any fact relied upon in entering into this Agreement, except as set forth herein, and each Party does not rely upon any statement, representation or promise of any other Party (or any officer, agent, partner, employee, representative, or attorney of or for any Party), in executing this Agreement, or in making the settlement provided for herein, except as set forth herein.

        14.4        Each Party to this Agreement has made such independent investigation of the facts pertaining to this Agreement, and of all matters pertaining to it, as it deems necessary.

        14.5        Each Party, or its responsible officers, has read this Agreement and understands the contents hereof, and any individual executing this Agreement is legally competent to execute this Agreement, and any person executing this Agreement in a representative capacity of any of the Parties is authorized and empowered to do so and thereby has the authority to bind the Party on whose behalf this Agreement is signed.

        14.6        The Parties will execute all such further and additional documents as shall be reasonably necessary to carry out the provisions of this Agreement.

        14.7        Each Party represents and warrants that this Agreement and the transactions contemplated herein (i) are not made or incurred with the intent to hinder, delay or defraud any person to whom such Party has been, is now, or may hereafter become indebted; and (ii) are not entered into with the intent to incur, or with the belief that such Party would incur, debts beyond its ability to pay as such debts mature.

    15.           No Prior Assignment of Rights. Each Party is the sole owner of the Imcor Released Claims and Alliance Released Claims, respectively, being released by it hereby and such Party has not assigned or otherwise transferred, voluntarily or involuntarily, any such Imcor Released Claims or Alliance Released Claims, as the case may be.

    16.           Assertion of Agreement as Bar to Proceedings. This Agreement may be asserted by any of the Imcor Releasees or Alliance Releasees, as the case may be, as a defense and complete bar to any action, claim, cross claim, cause of action, arbitration or other proceeding that may be brought, or could have been brought, instituted or taken by, against, or involving any of the Imcor Releasors, Alliance Releasors, or anyone acting or purporting to act on behalf of any of the same with respect to any Imcor Released Claims or Alliance Released Claims, as the case may be.

    17.           Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the Parties acknowledge have been merged into such documents, exhibits and schedules.

    18.           Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this section on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the Party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Alliance:	Alliance Pharmaceutical Corp.
4660 La Jolla Village Drive, Suite 825
San Diego, California 92122
Facsimile No.: (858) 410-5343
Telephone No.: (858) 410-5200
Attention: Duane Roth, Chief Executive Officer

With a copy to:	Foley & Lardner LLP 402 W. Broadway, 23rd Floor San Diego, CA 92101 Facsimile No.: (619) 234-3510 Telephone No.: (619) 685-4615 Attention: Kenneth D. Polin, Esq.

If to Imcor:	Imcor Pharmaceutical Co. 4660 La Jolla Village Drive, Suite 540 La Jolla, CA 92037

and to:	Imcor Pharmaceutical Co. P.O. Box 2389 La Jolla, CA 92037 Facsimile: (858) 410-5601 Telephone No.: (858) 410-5602 Attention: B. Jack DeFranco

With a copy to:	Grippo & Elden LLC 111 S. Wacker Drive Chicago, IL 60606 Facsimile No.: (312) 558-1195 Telephone No.: (312)-704-7733 Attention: Matthew I. Hafter

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

    19.           Amendments; Waivers. Except as expressly set forth herein, no provision of this Agreement may be waived or amended as between the Parties hereto except in a written instrument signed by the Parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right.

    20.           Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party. This Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement or any of the documents contemplated hereby.

    21.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

    22.           Governing Law; Dispute Resolution. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. In the event that a dispute arises between the Parties concerning this Agreement or the transactions contemplated herein, each Party agrees to designate an executive officer to negotiate within five business days after receipt of written notice of the dispute. The notice shall specify in reasonable detail the nature and circumstances of the dispute. Each Party’s representatives shall confer concerning the dispute for a period of thirty (30) days, and neither Party shall commence any legal action concerning the dispute until the expiration of such period (other than equitable action seeking non-monetary relief if necessary solely to preserve the status-quo).

    23.           Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

    24.           Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the Parties will attempt to agree upon a valid, legal and enforceable provision that is a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

    25.           Arm’s Length Negotiations. This Agreement is being entered into in good faith by the Parties and was negotiated through arm’s length bargaining.

    26.           Public Announcements. The Parties shall consult with each other prior to issuing any press releases, filing any Current Reports on Form 8-K or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby. Neither party shall issue any such press release, file such 8-K or make any other public statement without the agreement of the other Party, such agreement not to be unreasonably withheld; provided, however, in no event shall a Party be prevented from issuing a press release, filing an 8-K or making any other public statement that such has been advised by counsel may be required by law.

        IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the Effective Date.

ALLIANCE PHARMACEUTICAL CORP.
By: /s/ Duane Roth
Duane Roth, Chief Executive Officer
IMCOR PHARMACEUTICAL CO.
By: /s/ Brian Gallagher
Brian Gallagher, Chairman of the Board of Directors

[Signature Page to Settlement Agreement]